Exhibit 99.1

PRESS RELEASE

For more information contact: Lisa Free (334) 676-5105	April 30, 2007

COLONIAL BANCGROUP RESCINDS ELECTION OF EARLY

ADOPTION OF SFAS 159 AND 157 AND TAKES

ONE-TIME CHARGE TO EARNINGS

•	First Quarter EPS of $0.24 versus $0.43 previously
•	Operating EPS of $0.41 Unchanged, Excluding SFAS 159 Items and Restructuring Charges
•	Shareholders’ Equity Slightly Higher
•	Excellent Credit Quality Metrics Unchanged

MONTGOMERY, AL. – On April 18, 2007, The Colonial BancGroup, Inc. (Colonial) announced in its first quarter earnings release the planned early election of fair value accounting for $1.2 billion of available-for-sale investment securities and approximately $383 million of debt. Prior to the earnings release, Colonial had restructured its securities portfolio in reliance upon what appeared to be the appropriate interpretation of SFAS 159 based upon management’s and the Audit Committee’s evaluations and discussions with PricewaterhouseCoopers, LLP, the Company’s independent registered public accounting firm. However, recent public statements by the staff of the Securities and Exchange Commission and interpretations of accounting literature considered subsequent to the earnings release have created significant uncertainties about the interpretation and application of SFAS 159. Hence, Colonial determined it is not in the best interest of the Company’s shareholders to adopt SFAS 159 and 157 in the current fiscal year. Therefore, the prior decision to adopt SFAS 159 and 157 has been rescinded.

This decision does not impact the strong operating earnings of Colonial nor does it affect the benefit of selling the investment securities or paying off high rate debt. Colonial’s first quarter earnings per share, based upon the premise of adopting SFAS 159, were $0.43. The rescission of the decision to early adopt caused an after-tax charge of $26.9 million to be recognized in the income statement rather than as a direct charge to retained earnings.

The impact of the Company’s decision on net income and EPS for the quarter ended March 31, 2007 is summarized below.

($ in thousands, except per share amounts)		Net	Diluted
		Income	EPS
Previously Reported Net Income		$65,247	$0.43

Rescission of the adoption of SFAS 159:
Premium and debt issue cost amortization, net of tax	(552)
Removal of net fair value gains, net of tax	(1,308)

		(1,860)	(0.02)

Operating Income		63,387	0.41

Restructuring charges:
Loss on securities, net of tax	(23,979)
Loss on extinguishment of debt, net of tax	(2,929)

		(26,908)	(0.17)

Net Income		$36,479	$0.24

Robert E. Lowder, Chairman, CEO and President of Colonial said, “Throughout Colonial’s 25 year history, we have managed the Company for the long-term with a focus on earnings growth. Selling low yielding securities and redeeming high cost debt will increase Colonial’s core earnings in the future. As evidenced by this decision, we at Colonial are dedicated to strategies that increase the Company’s long-term return for our shareholders. We estimate that the 2007 operating diluted earnings per share, excluding restructuring charges, will range from $1.78 to $1.82.”

First quarter unaudited financial statements are available in an 8-K filed today with the Securities and Exchange Commission. Colonial’s management will host a conference call on April 30, 2007 at 4:00 PM/ET to discuss the rescission. Individuals are encouraged to listen to the live webcast of the presentation by visiting Colonial’s web site at www.colonialbank.com. The webcast will be hosted under “Events and Presentations” located under the “Investor Relations” section of the website. To participate in the Q&A session of the conference call, dial (800) 540-0559 or (785) 832-1508 Toll International, (Leader: Lisa Free). A replay of the conference call will be available May 1, 2007 by dialing (888) 203-1112 or (719) 457-0820 Toll International. The passcode for both numbers is 4005574.

Colonial BancGroup operates over 300 branches in Florida, Alabama, Georgia, Nevada and Texas with more than $23 billion in assets. The Company’s common stock is traded on the New York Stock Exchange under the symbol CNB and is located online at www.colonialbank.com. In most newspapers, the stock is listed as ColBgp.

This release includes “forward-looking statements” within the meaning of the federal securities laws. Words such as “believes,” “estimates,” “plans,” “expects,” “should,” “may,” “might,” “outlook,” “potential” and “anticipates,” the negative of these terms and similar expressions, as they relate to The Colonial BancGroup, Inc. (BancGroup) (including its subsidiaries or its management), are intended to identify forward-looking statements. The forward-looking statements in this release are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. In addition to factors mentioned elsewhere in this release or previously disclosed in BancGroup’s SEC reports (accessible on the SEC’s website at www.sec.gov or on BancGroup’s website at www.colonialbank.com), the following factors, among others, could cause actual results to differ materially from forward-looking statements and future results could differ materially from historical performance. These factors are not exclusive:

•	deposit attrition, customer loss, or revenue loss in the ordinary course of business;
•	increases in competitive pressure in the banking industry and from non-banks;
•	costs or difficulties related to the integration of the businesses of BancGroup and institutions it acquires are greater than expected;
•	the inability of BancGroup to realize elements of its strategic plans for 2007 and beyond;
•	changes in the interest rate environment which expand or reduce margins or adversely affect critical estimates as applied and projected returns on investments;
•	economic conditions affecting real estate values and transactions in BancGroup’s market and/or general economic conditions, either nationally or regionally, that are less favorable then expected;
•	natural disasters in BancGroup’s primary market areas which result in prolonged business disruption or materially impair the value of collateral securing loans;
•	management’s assumptions and estimates underlying critical accounting policies prove to be inadequate or materially incorrect or are not borne out by subsequent events;
•	the impact of recent and future federal and state regulatory changes;
•	current and future litigation, regulatory investigations, proceedings or inquiries;

•	strategies to manage interest rate risk may yield results other than those anticipated;
•	changes which may occur in the regulatory environment;
•	a significant rate of inflation (deflation);
•	acts of terrorism or war; and
•	changes in the securities markets.

Many of these factors are beyond BancGroup’s control. The reader is cautioned not to place undue reliance on any forward looking statements made by or on behalf of BancGroup. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. BancGroup does not undertake any obligation to update or revise any forward-looking statements.